 American Federation of Labor and Congress of Industrial Organizations
Housing Investment Trust 485BPOS

Exhibit 99.(i)(1)

April 30, 2021

AFL-CIO Housing Investment Trust 1227 25th Street, N.W., Suite 500 Washington, D.C. 20037

Re:	AFL-CIO Housing Investment Trust
(File Nos. 333-59762 and 811-03493)

Ladies and Gentlemen:

We have acted as counsel for AFL-CIO Housing Investment Trust (the “HIT”), a District of Columbia common law trust, on behalf of its series, Series A – AFL-CIO Housing Investment Trust (the “Fund”), in connection with the filing of Post-Effective Amendment No. 80 to the HIT’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 83 under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”), relating to the issuance and sale by the HIT of an indefinite number of portions of beneficial interest of the Fund (the “Units”).

In connection with the opinions set forth herein, we have examined the following documents: (i) the HIT’s Amended and Restated Declaration of Trust; (ii) the HIT’s Amended and Restated By-Laws; and (iii) such other HIT records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the HIT’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the HIT on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the HIT’s Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Units, when issued and sold in accordance with the HIT’s Amended and Restated Declaration of Trust and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, owners or holders of Units may under certain circumstances be held personally liable for the HIT’s obligations.

This opinion is limited to the laws of the District of Columbia, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to: (i) compliance with any state or federal securities laws, including the securities laws of the District of Columbia; and (ii) any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 80 to the Registration Statement and to the use of our name in the HIT’s prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 80 to the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP